EXHIBIT 10.1

Written Description of the Loan Agreement

Loan Agreement Between:

Svetlana Belychova and Orbit Innovations Group Inc.

Terms of the Loan Agreement:

1.	Loan and Share Issuance:
Svetlana Belychova extended a loan of $544 to Orbit Innovations Group Inc., which was converted into shares through the issuance of 2,544,000 shares of common stock to Ms. Belychova on September 24, 2024. The loan amount, combined with $2,000 in cash, constituted the subscription price for the shares as detailed in the Subscription Agreement.
2.	Additional Loan Provisions:
Under the terms of this verbal agreement, Ms. Belychova may, at her discretion, provide additional loans to Orbit Innovations Group Inc. to cover future expenses, such as offering costs, filing fees, and professional fees.
3.	Loan Terms:
○	All loans provided by Ms. Belychova are non-interest bearing.
○	There is no fixed due date for repayment.
○	Loans are payable to Ms. Belychova upon her demand.
4.	Discretionary Nature of Loans:
Ms. Belychova has no obligation to provide additional loans to Orbit Innovations Group Inc. Any additional loans she provides will be entirely at her discretion.